LIMITED LIABILITY COMPANY
INTEREST PURCHASE AGREEMENT

THIS LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 14th day of April, 2021 by and among FOMO Corp. a corporation organized and existing under the laws of the State of California with its principal place of business at 1 E Erie St, Ste 525 Unit #2250, Chicago, IL 60611 ("Buyer"), Lux Solutions, LLC, a limited liability company organized and existing under the law of the State of Georgia with its principal place of business at 5012 Cross Ridge Ct., Woodstock, GA, 30188 (the "Company"), David Kemp, a resident of the State of Georgia ("Kemp"), and JohnDavid Thompson, a resident of the State of Georgia ("Thompson" and together with Kemp, the "Lux Members" and together with the Company, the "Sellers" and each a "Seller" and together with Buyer, the "Parties" and each a "Party".

WHEREAS, the Lux Members are the legal and beneficial owners of a 100% of the Company (the "Interest"); and

WHEREAS, the Company is in the business of providing a nationwide energy services and LED lighting consulting services; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Interests, comprising all of the outstanding limited liability company interests in the Company; and

WHEREAS, at Closing, as such term is defined herein, Buyer shall purchase all of the outstanding stock of LED IV, LLC, a New Jersey limited liability company, with its principal place of business at 15 Chateau Thierry Avenue, Suite 114, Madison, New Jersey 07940 ("LED"); and

WHEREAS, upon purchase of LED and the Company, Buyer shall form a wholly-owned subsidiary, SmartGuard Energy, LLC ("SGE"), which shall initially consist of the combined business of the Company and LED; and

WHEREAS, the Parties wish to enter into this Agreement setting out the terms and conditions for the sale by the Sellers, and the purchase by Buyer, of the Interests.

NOW, THEREFORE, for and in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF INTERESTS

Section 1.1. Sale and Purchase. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire, accept and receive from the Sellers, all of the Seller's right, title and interest in, under and to the Interests.

Section 1.2. Purchase Price. The total purchase price for the Interests shall be the sum of Five Million and No/100 United States Dollars ($5,000,000) (the "Total Purchase Price") payable at the Closing as follows:

(a) To Kemp:

(i) The amount of Six Hundred Twenty-Five Thousand Dollars ($625,000) of the Total Purchase Price shall be paid to Kemp, by wire transfer of immediately available funds, to such account as Kemp shall have designated in writing prior to the Closing;

(ii) The amount of Six Hundred Twenty-Five Thousand Dollars ($625,000), shall be paid to Kemp pursuant to the terms of a one-year, non-interest-bearing promissory note in the form attached hereto as Exhibit A (the "Kemp Note"), provided, however, (i) the principal amount outstanding of the Kemp Note may be adjusted by fifty percent (50%) of the Net Debt of the Company at Closing, as shall be further set forth in the Seller Closing Certificate, as such term is defined herein, and (ii) the Kemp Note shall be redeemed in part at Closing in the amount of fifty percent (50%) of the PPP Loan Balance Amount and such amount shall be paid directly into the PPP Loan Escrow Account at Closing by Buyer; and

(iv) Six Hundred Twenty-Five Thousand (625,000) shares of Buyer's Class B preferred shares, which may be converted, in whole or in part, by Kemp, in his sole discretion, into common shares of Buyer's common stock, at a conversion ratio of 1:1,000 (*i.e.* 625,000,000 common shares), at any time after six (6) months from the date of Closing, provided however, Kemp may convert up to one percent (1%) of his Class B preferred shares into common shares of Buyer's common stock and sell such shares at any time prior to each of June 15, 2021 and September 15, 2021 for the purpose of paying quarterly Taxes, to the extent applicable.

(b) To Thompson:

(i) The amount of Six Hundred Twenty-Five Thousand Dollars ($625,000) of the Total Purchase Price shall be paid to Thompson, by wire transfer of immediately available funds, to such account as Thompson shall have designated in writing prior to the Closing;

(ii) The amount of Six Hundred Twenty-Five Thousand Dollars ($625,000), shall be paid to Thompson pursuant to the terms of a one-year, non-interest-bearing promissory note in the form attached hereto as Exhibit A (the "Thompson Note", together with the Kemp Note, the "Notes"), provided, however, (i) the principal amount outstanding of the Thompson Note may be adjusted by fifty percent (50%) of the Net Debt of the Company at Closing, as shall be further set forth in the Seller Closing Certificate, as such term is defined herein, and (ii) the Thompson Note shall be redeemed in part at Closing in the amount of fifty percent (50%) of the PPP Loan Balance Amount and such amount shall be paid directly into the PPP Loan Escrow Account at Closing by Buyer; and

(iii) Six Hundred Twenty-Five Thousand (625,000) shares of Buyer's Class B preferred shares, which may be converted, in whole or in part, by Thompson, in his sole discretion, into common shares of Buyer's common stock, at a conversion ratio of 1:1,000 (*i.e.* 625,000,000

common shares), at any time after six (6) months from the date of Closing, provided however, Thompson may convert up to one percent (1%) of his Class B preferred shares into common shares of Buyer's common stock and sell such shares at any time prior to each of June 15, 2021 and September 15, 2021 for the purpose of paying quarterly Taxes, to the extent applicable.

ARTICLE II
EARNOUT

Section 2.1 **Earn-Out Baseline**. In addition to the Purchase Price as set forth in Section 1.2 hereof, Seller shall be entitled to receive additional, deferred consideration in the event that during any Earn-Out Period, as set forth in Section 2.2 hereof, SGE's Gross Sales, made at regular and customary margins based on the previous ordinary course of business of the Company and LED, shall equal or exceed Ten Million Dollars ($10,000,000) (the "Earn-Out Baseline"). For the purposes of determining Gross Sales during the Earn-Out Period, a sale shall be deemed to occur on the date that it is booked in accordance with GAAP. Any Earn-Out Amount paid or delivered to Kemp or Thompson hereunder will be treated by the parties hereto as additional Total Purchase Price under this Agreement.

Section 2.2 **Earn-Out Periods**. There shall be ten (10) separate Earn-Out Periods, each constituting a twelve (12) month period, the first of which shall commence on the Closing Date and shall end on the one (1) year anniversary thereof. Each subsequent Earn-Out Period shall begin on the day following the end of the prior Earn-Out Period and continuing for a period of twelve (12) months thereafter.

Section 2.3 **Earn-Out Amount**. The amounts due and payable, individually and in the aggregate, as set forth in this Section 2.3 shall be referred to herein as the "Earn-Out Amount".

(a) In the event that the Earn-Out Baseline has been satisfied during the Earn-Out Period for the first three (3) years from the Closing Date, Buyer shall separately pay to each of Kemp and Thompson, an amount equal to (i) 5.20875% of the percentage of the amount in excess of the Earn-Out-Baseline attributable to Non-Solar Sales when compared to Total Sales (*i.e.* Non-Solar Sales divided by Total Sales), and (ii) 4.167% of the percentage of the amount in excess of the Earn-Out Baseline attributable to Solar Sales when compared to Total Sales (*i.e.* Solar Sales divided by Total Sales).

By way of example, if during any of the first three (3) Earn-out Periods, Total Sales shall equal $12,000,000 and Non-Solar Sales shall constitute 60% of Total Sales, the amounts calculated above shall be equal to (i) $62,505 and (ii) $33,336 for a total amount of $95,841 due and payable to each of Kemp and Thompson separately.

(b) In the event that the Earn-Out Baseline has been satisfied during the Earn-Out Period for any of the years one (1) through five (5) from the Closing Date, Buyer shall separately pay to each of Kemp and Thompson, an amount equal to 4.167% of the percentage of the amount in excess of the Earn-Out Baseline attributable to Solar Sales when compared to Total Sales (*i.e.* Solar Sales divided by Total Sales).

(c) In the event that the Earn-Out Baseline has been satisfied during the Earn-Out Period for any of the years one (1) through ten (10) from the Closing Date, Buyer shall separately pay to each of Kemp and Thompson, an amount equal to 4.167% of the percentage of the amount in excess of the Earn-Out Baseline attributable to PPA Sales when compared to Total Sales (*i.e.* PPA Sales divided by Total Sales).

(d) Any payment due in accordance with this Article II shall be separately made by Buyer to each of Kemp and Thompson as follows:

(i) Fifty percent (50%) by wire transfer of immediately available funds; and

(ii) Fifty percent (50%) through the issuance of common shares of Buyer's common stock valued based upon the trailing fifty (50) day average price of Buyer's common stock from the end of the Earn-Out Period.

Section 2.4 Earn-Out Report.

(a) Within ten (10) Business Days from the end of any Earn-Out Period, Buyer shall deliver to each of Kemp and Thompson, a written statement setting forth SGE's Gross Sales, Total Sales, Non-Solar Sales, Solar Sales, and PPA Sales for such Earn-Out Period and the calculation of the Earn-Out Amount, along with such other reasonable supporting documentation. Each of Kemp and Thompson shall have ten (10) Business Days following receipt of such Earn-Out Report to object to any information, figure, data or calculation therein. During Kemp and Thompson's review of the Earn-Out Report, Kemp and/or Thompson may make inquiries of the Buyer and SGE and their accountants and appropriate employees regarding questions concerning or disagreements with an Earn-Out Report arising in the course of their review thereof, and the Buyer and SGE shall each use reasonable efforts to cause any such employees and accountants to cooperate with and respond to such inquiries in a timely manner (subject to the Kemp and/or Thompson, as applicable, entering into any confidentiality and other agreements reasonably required by the accountants).

(b) Provided there is no objection, within fifteen (15) Business Days of the delivery of the Earn-Out Report, Buyer shall pay to each of Kemp and Thompson the Earn-Out Amount as set forth in Section 2.3 hereof.

(c) If Kemp or Thompson shall object to such Earn-Out Report, Buyer and the objecting Seller shall work in good faith to resolve such objections. If Buyer and the objecting Seller cannot resolve such objections after 30 calendar days from SGE's receipt of such Seller objection(s), then either Party may take whatever action at Law or in equity as it deems necessary. If Buyer and the objecting Seller are unable to reach agreement within thirty (30) days after such notification, the determination of the Earn-Out Amount for the Earn-Out Period in question shall be submitted to an accounting firm as may be mutually agreed upon by SGE and the objecting Seller (the "Arbitrating Accountants"), whose determination shall be (i) in writing, (ii) furnished to objecting Seller and Buyer as soon as practicable (and in no event later than thirty (30) days after submission of the dispute to the Arbitrating Accountants), (iii) made in accordance with SGE's audited financial statements, and (iv) nonappealable and incontestable by the Sellers and

the Buyer and each of their respective affiliates and successors and assigns and not subject to collateral attack for any reason other than manifest error or fraud.

Section 2.5. Post-Closing Operation of Buyer and SGE.

(a) Following the Closing and until expiration of the final Earn-Out Period, Buyer shall and shall cause any of its affiliates, subsidiaries or divisions, including without limitation, SGE, to use commercially reasonable efforts to achieve maximum Earn-Out Amounts, including but not limited to, providing SGE with reasonable working capital resources to operate and manage its business, which shall include working capital of at least $500,000 and up to $1,000,000 to operate Lux as a wholly-owned subsidiary until the earlier of (i) the final Earn-Out Period, or (ii) SGE acquiring all material licenses and permits required to run Lux's business in its ordinary course. Buyer shall not intentionally circumvent the provisions of this Article II or otherwise engage in any acts that constitute bad faith the purpose of which is to cause (i) the failure of the satisfaction of the Earn-Out Amount, or (ii) a reduction of the Earn-Out Amount.

(b) Buyer shall keep full, true and accurate books and records of account containing the particulars of SGE's business and operations, including without limitation, Total Sales, Non-Solar Sales, Solar Sales and the calculation of the Earn-Out Amount. Such books and records must be maintained and available for three(3) calendar years after the calendar year to which they pertain, and as otherwise required to comply with GAAP.

(c) To the extent Buyer sells, conveys, transfers or assigns any of its interest or rights in SGE, Buyer shall cause any such purchaser, transferee, assignee or successor to agree in writing to be bound by the terms and conditions of this Article II and to permit Kemp and Thompson to receive the Earn-Out Amount from such purchaser, transferee, assignee or successor.

Section 2.6. PPP Loan Treatment.

(a) On the Closing Date, the Buyer shall deposit the PPP Loan Balance Amount that is to be deducted from the Seller Notes (50% from the Kemp Note and 50% from the Thompson Note, thereby reducing the outstanding amount owed on each such Note as if paid immediately upon issuance) and paid into an escrow account, pursuant to an escrow agreement to be entered into by and between the Company's PPP Lender and the Company (the "PPP Loan Escrow Agreement") on terms that are mutually acceptable to Buyer and the Sellers (the "PPP Loan Escrow Account"). Buyer, SGE, and the Sellers shall cooperate in good faith to complete the Company's PPP Loan forgiveness process in accordance with applicable rules promulgated by the U.S. Small Business Administration.

(b) Buyer and SGE shall, to the extent permissible under U.S. Small Business Administration regulations and other applicable Law, use all commercially reasonable efforts to keep each of its PPP Loan process separate and apart from the PPP Loan of the Company, and shall not commingle the PPP Loan forgiveness process of its affiliates with that of the Company.

(c) Buyer and SGE shall, within ten (10) Business Days following receipt of notice that the PPP Loan has been forgiven, shall cause the PPP Loan Forgiveness Amount to be distributed fifty percent (50%) to Kemp and fifty percent (50%) to Thompson without any setoff of any kind.

(d) Buyer and SGE shall indemnify, defend and hold each Seller harmless from and against any loss incurred by such Seller by reason of any (i) default (whether actual or alleged by the U.S. Small Business Administration or the relevant lender bank) by Buyer's affiliates with respect to the terms of their respective Paycheck Protection Program loans, and (ii) any use of PPP Loan proceeds for any purposes not permitted under the CARES Act or not subject to forgiveness pursuant to the rules promulgated under the CARES Act. Such indemnification obligation shall include (without limitation) the non-availability to Company and each of the Sellers of PPP Loan Forgiveness treatment that would have otherwise been available had the events described under (i) and (ii) not occurred.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of Sellers. Each Seller, respectively and for its own behalf, represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

(a) Each of Kemp and Thompson has full power and authority to execute, deliver and perform its obligations under this Agreement and the Seller Documents, and to consummate the transaction contemplated hereby.

(b) The execution and delivery by such Seller of, and the performance by such Seller of its obligations under this Agreement and any other agreements, statements, certificates, instruments or other documents to be executed and delivered by the Sellers at the Closing pursuant to this Agreement (collectively, the "Seller Documents") and the consummation by such Seller of the transaction contemplated hereby (i) have been or will be duly authorized and approved by all necessary action of such Seller, (ii) do not and will not require any further or additional consent, approval or authorization of such Seller, (iii) do not and will not violate, contravene or conflict with the articles of organization or operating agreement of such Seller or any Law, regulation, judgment, order or decree to which such Seller or the Company or any of such Seller's or the Company's assets are subject, (iv) do not and will not require the consent, approval, waiver, clearance, permit, license or authorization of, by or from, any filing with, or any notice to, any Person (beyond that which has already been obtained), (v) do not and will not result in a breach of, or constitute a default under, any contract, instrument, commitment or arrangement to which such Seller or the Company is a party, by which such Seller or the Company is bound or to which any of such Seller's or the Company's assets are subject, and (vi) do not and will not result in the imposition of a lien on any of such Seller's or the Company's assets.

(c) This Agreement constitutes and each of the other Seller Documents will constitute the legal, valid and binding agreement of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar Laws affecting or limiting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

(d) To the best of such Seller's knowledge, there are no actions, suits, proceedings, claims or demands of any kind, pending or threatened (collectively, "Claims"), against or affecting such Seller or the Company that restrain or prohibit (or seek to restrain or prohibit) the consummation by such Seller of the transaction contemplated hereby.

(e) the Lux Members (i) are the sole record holders and beneficial owners of the Interest, (ii) have good and marketable title to the Interest, (iii) have the full right, title, power and authority to validly sell, assign, transfer and convey the Interest to Buyer, and (iv) have not entered into any agreement to sell, hypothecate or otherwise dispose of the Interest to any other person.

(f) Each of the Sellers consents to Buyer becoming a member of the Company at the Closing.

(g) No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated herein based upon arrangements made by or on behalf of the Sellers or any consultant acting on the Sellers' behalf.

Section 3.2. Representations and Warranties of Company. The Company represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

(a) The Company is not currently, and the consummation of the transactions covered by this Agreement will not result, in the breach of, or cause the default under, any agreement, contract, indenture, document, instrument, or decree of any court, administrative agency or governmental body to which the Company is a party or is bound or subject to. All federal, state, county, local and other taxes, including, without limitation, income, taxes, sales taxes, ad valorem and personal property taxes due and payable by the Company have been paid, and the Company has filed or caused to be filed all tax returns and reports required to be filed with all applicable taxing authorities related to the Company. No audit of any federal, state or other tax returns filed the Company is in process, pending or threatened.

(b) Since its formation, the Company has been and is currently in compliance with all applicable Laws and regulations.

(c) The Company has no obligations or liabilities except for its obligations and liabilities under the existing agreements as set forth in Schedule I attached hereto (the "Existing Agreements").

(d) Attached hereto as Schedule II is the balance sheet of the Company as of December 31, 2020 (the "Balance Sheet"). The Balance Sheet and profit and loss statement for the fiscal year then ended has not been audited, is true and correct in all material respects and fairly present the financial condition of the Company as at the date indicated and the results of the Company 's operations for the period indicated, in conformity with generally accepted accounting principles in all material respects applied on a consistent basis throughout the period specified.

(e) The books, records and accounts of the Company maintained with respect to its business in all material respects accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of the Company with respect to its business. The Company has not engaged in any transaction with respect to its business or used any of the funds of the Company in the conduct of its business except for transactions and funds which have been and are reflected in the normally maintained books and records of its business.

(f) The Company has insured and will continue to insure through the Closing, its assets which are of insurable character with reputable insurance companies in such amounts as are customary and reasonable and against such risks as are customary in relation to the character and the location of the assets and the nature of the Company's business policies and has paid and shall continue to pay until the Closing the premiums due on such policies.

(g) The Company has no employees and is not party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union or labor organization.

(h) The Company does not own any real property and is not a party to any agreement requiring the Company to purchase or sell any real property.

(i) The Company has no subsidiaries, whether wholly or partially owned. The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise or any other securities or investments of any type.

(j) No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated herein based upon arrangements made by or on behalf of the Company or any officer or director acting on the Company's behalf.

Section 3.3. Representations and Warranties of Buyer. Buyer represents and warrants to the Sellers, as of the date hereof and as of the Closing Date, as follows:

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer has the requisite corporate power and authority to carry on the business in which it is engaged, to own its assets, to execute, deliver and perform its obligations under this Agreement and the Buyer Documents, as defined below, and to consummate the transaction contemplated hereby.

(b) Buyer is registered under the Securities and Exchange Act of 1934 as a publicly traded company. Shares of Buyer's common stock currently trade on the Over-the-Counter Market under the ticker symbol ETFM.

(c) The execution and delivery by Buyer of, and the performance by Buyer of its obligations under, this Agreement and any other agreements, statements, certificates, instruments or other documents to be executed and delivered by Buyer at the Closing pursuant to this Agreement (collectively, the "Buyer Documents") and the consummation by Buyer of the transaction contemplated hereby (i) have been or will be duly authorized and approved by all necessary action of Buyer, (ii) do not and will not require any further or additional consent, approval or authorization of Buyer, (iii) do not and will not violate, contravene or conflict with the Certificate of Incorporation or Bylaws of Buyer or any Law, regulation, judgment, order or decree to which Buyer or any of its assets are subject, (iv) do not and will not require the consent, approval, waiver, clearance, permit, license or authorization of, by or from, any filing with, or any notice to, any Person (beyond that which has already been obtained), (v) do not and will not result in a breach of, or constitute a default under, any contract, instrument, commitment or arrangement to which Buyer is a party, by which Buyer is bound or to which any of Buyer's assets are subject, and (vi) do not and will not result in the imposition of a Lien on any of Buyer's assets.

(d) This Agreement constitutes and each of the other Buyer Documents will constitute the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar Laws affecting or limiting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

(e) To the best of Buyer's knowledge, there are no Claims against or affecting Buyer that restrain or prohibit (or seek to restrain or prohibit) the consummation by Buyer of the transaction contemplated hereby.

(f) Buyer is knowledgeable about the industries in which the Company operates and is informed as to the risks of the transactions contemplated herein and of ownership of the Interests for an indefinite period of time.

(g) Buyer shall use all reasonable efforts to cause Sellers to be released, as of the Closing Date, from all guaranties, guarantee obligations, indemnities, letters of awareness and similar instruments relating to obligations of the Company or otherwise relating to or for the benefit of the business of the Company.

(h) Buyer will have at the Closing sufficient cash or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date. The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer's or its affiliates' or any other Person's ability to obtain any financing for the consummation of the transaction contemplated herein.

(i) Buyer shall use all commercially reasonable and good faith efforts to acquire the Company, in whole or in controlling part, on terms and conditions similar to those as set forth herein.

(j) No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated herein based upon arrangements made by or on behalf of the Buyer or any officer or director acting on the Buyer's behalf.

ARTICLE IV
COVENANTS

Section 4.1. Pre-Closing Covenants of Sellers. Prior to the Closing, each of the Sellers shall perform or comply with the following covenants:

(a) The Company shall deliver to Buyer (i) a certificate from the Secretary of the State of Georgia, certifying as to the existence and good standing of the Company, and (ii) a true and correct copy of each of the Existing Agreements.

(b) Neither of the Sellers may cause or permit the Company to do any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

(i) amend, modify or terminate the Company's formation documents or any operating agreement of the Company or alter through merger, liquidation, reorganization, restructuring or in any other fashion, the structure or ownership of the Company;

(ii) amend, modify or terminate any of the Existing Agreements;

(iii) redeem, or otherwise acquire, issue, sell or deliver; or, pledge or otherwise encumber any membership Interest or any options, warrants, rights or commitments relating thereto or any contractual right convertible into or exchangeable for any membership Interest;

(iv) declare, set aside, make or pay any distribution in respect of its membership interest;

(v) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness;

(vi) cancel any material indebtedness or waive any claims or rights of substantial value;

(vii) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with Sellers;

(viii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than inventory);

(ix) transfer, sell, lease, license or otherwise dispose of, or agree to transfer, sell, lease, license or otherwise dispose of, any of its assets;

(x) amend, revise, renew or terminate any contract, lease, sublease, option or other agreement to which the Company may be a party;

(xi) initiate or settle any litigation to which the Company is a party.

(c) Each Seller shall refrain from, directly or indirectly, asserting, commencing or instituting, or causing to be asserted, commenced or instituted, any Claim before any Governmental Authority, or taking any other action whatsoever to attempt to invalidate, void or otherwise challenge the validity or enforceability of all or any part of this Agreement.

(d) Each Seller shall use all commercially reasonable efforts to fulfill and perform all conditions and obligations to be fulfilled and performed by it under this Agreement at the earliest practicable time, and to cause the transaction contemplated by this Agreement to be consummated in accordance herewith.

(e) Each Seller shall cause the Company to be managed and operated in the ordinary course of business and consistent with past practices, and shall not cause, permit or consent to any action that is inconsistent therewith without the prior written consent of Buyer.

(f) The Company shall permit Buyer and its authorized representatives, at all reasonable times and upon reasonable notice during normal business hours to have access to and

to examine the books, documents, records, financial information and operating data of the Company (including the right to make extracts therefrom or copies thereof) and shall cooperate with Buyer in its investigation of its business.

Section 4.2. Pre-Closing Covenants of Buyer. Prior to the Closing, Buyer shall perform or comply with the following covenants:

(a) Buyer shall refrain from, directly or indirectly, asserting, commencing or instituting, or causing to be asserted, commenced or instituted, any Claim before any Governmental Authority, or taking any other action whatsoever to attempt to invalidate, void or otherwise challenge the validity or enforceability of all or any part of this Agreement.

(b) Buyer shall use all commercially reasonable efforts to fulfill and perform all conditions and obligations to be fulfilled and performed by it under this Agreement at the earliest practicable time, and to cause the transaction contemplated by this Agreement to be consummated in accordance herewith.

Section 4.3. Pre-Closing Joint Covenants. Each of the Sellers and Buyer shall use its commercially reasonable efforts to cooperate with one another in taking any actions necessary or advisable to effect the consummation of the transaction contemplated by this Agreement.

Section 4.4. Membership in Company. Each of the Sellers hereby (a) consents to Buyer being admitted as and becoming a member of the Company at the Closing and (b) acknowledges and agrees that, at the Closing, such Seller shall cease (i) to be a member of the Company and (ii) to have the power to exercise any right, power or remedy as a member of the Company.

Section 4.5 [Intentionally Omitted].

Section 4.6 Non-Competition. For a three (3) year period following the Closing Date, without the written consent of Buyer, which may be granted or withheld by Buyer in its sole discretion, each Seller agrees not to: (a) own, engage in, manage, operate, control, establish or participate in the ownership, management, operation or control of or be a stockholder, agent, representative, partner, joint venture, member, operator, or have any interest in or a right to obtain any interest in, any entity, organization or individual that engages in any activity that directly competes with the business of the Company as conducted on the Closing Date; or (b) use any non-public information of a confidential and proprietary nature relating solely to the Company for the benefit of themselves or others; provided, however, that the foregoing shall not prohibit Sellers together from owning in the aggregate up to 4.99 percent of the outstanding equity interests (calculated on a fully diluted basis) of any company that is a public company that engages in activities that compete with the business of the Company, so long as Sellers do not have the right to appoint a member of the board of directors or managers of such company.

Section 4.7 Non-Solicitation. For the three (3) year period following the Closing Date, without the written consent of Buyer, which may be granted or withheld by Buyer in its sole discretion, each Seller agrees as follows as it relates to the business of the Company:

(a) not to, directly or indirectly, solicit, attempt to solicit, hire or encourage to leave the employment of Buyer any person employed by the Company as of the date hereof or as of the Closing;

(b) not to, directly or indirectly, solicit, attempt to solicit, interfere with, seek to curtail the business of, accept the business of, or do business with:

(i) any material vendor relating to the products or services supplied by such material vendor to the Company;

(ii) any material customer relating to any products sold by the Company to such material customer; or

(iii) any material distributor relating to any services provided by such material distributor to the Company.

Section 4.8 **[Intentionally Omitted]**.

Section 4.9 **Confidentiality.** Buyer and Seller each hereby agree and covenant that it will hold in strict confidence the negotiations relating to the transactions contemplated by this Agreement and all information exchanged pursuant thereto and that it will not disclose any such confidential information, by formal complaint or otherwise, to any third party.

Section 4.10 **Buyer Board of Directors**. On the Closing Date, Buyer shall cause each of the Sellers to be appointed as chief officers of SGE with positions to be defined prior to Closing.

Section 4.11 **Consultant Agreements**. At Closing, Buyer shall enter into separate consulting agreements with each of Kemp and Thompson, respectively, for a three (3) year term, with an annual compensation of One Hundred Thousand Dollars ($100,000) and such other terms as set forth in Exhibit E attached hereto (the "Consultant Agreements").

ARTICLE V
THE CLOSING

Section 5.1. Closing. Subject to the satisfaction or waiver of each of the conditions set forth herein, the consummation of the transaction contemplated by this Agreement (the "Closing") shall take place at 11:00 a.m., on May 12, 2021, or at such other time and on such other date as may be mutually agreed upon by the Parties (the "Closing Date").

Section 5.2. Deliveries by Sellers. At the Closing, the Sellers shall deliver to Buyer the following documents or instruments, in form and substance reasonably satisfactory to Buyer:

(a) counterparts of the Assignment and Assumption of Limited Liability Company Interest, substantially in the form attached hereto as Exhibit B, duly executed by Seller (the "Interest Assignment");

(b) counterparts of each of the respective Consulting Agreements;

(c) a true and correct copy of the unanimous written consent of the members of Kemp authorizing the execution and delivery of this Agreement, its respective Consulting Agreement and the other Seller Documents to which Kemp is a party and the consummation by Kemp of the transaction contemplated hereby;

(d) a true and correct copy of the unanimous written consent of the members of Thompson authorizing the execution and delivery of this Agreement, its respective Consulting Agreement and the other Seller Documents to which Thompson is a party and the consummation by Thompson of the transaction contemplated hereby;

(e) a certificate from the Sellers, substantially in the form attached hereto as Exhibit C dated as of the Closing Date and duly executed by the Sellers, certifying as to the matters specified therein ("Seller Closing Certificate");

(f) written consent of the PPP Lender in connection with the consummation of the transactions contemplated herein;

(g) fully executed PPP Loan Escrow Agreement; and

(h) such further documents (including, without limitation, instruments of assignment, conveyance, transfer or confirmation) as may be reasonably necessary for (i) the Sellers to convey and transfer to Buyer, and Buyer to acquire and accept from the Sellers, the Interests and (ii) Buyer to become a member of the Company, or as may be otherwise reasonably requested by Buyer.

Section 5.3. Deliveries by Buyer. At the Closing, Buyer shall pay the Total Purchase Price as provided in Section 1.2 hereof and deliver to the Sellers the following documents or instruments, in form and substance reasonably satisfactory to the Sellers:

(a) a counterpart of the Interest Assignment duly executed by Buyer;

(b) counterparts of each of the respecting Consulting Agreements;

(c) a true and correct copy of the resolutions of the Board of Directors of Buyer, authorizing the execution and delivery of this Agreement and the other Buyer Documents (as defined below) and the consummation by Buyer of the transaction contemplated hereby;

(d) a certificate from Buyer, substantially in the form attached hereto as Exhibit D, dated as of the Closing Date and duly executed by Buyer, certifying as to the matters specified therein (the "Buyer Closing Certificate"); and

(e) such further documents (including, without limitation, instruments of assumption, acquisition, acceptance or confirmation) as may be reasonably necessary for (i) the Sellers to convey and transfer to Buyer, and Buyer to acquire and accept from the Sellers, the Interests and (ii) Buyer to become a member of the Company, or as may be otherwise reasonably requested by the Sellers.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1. Conditions Precedent to Obligations of Sellers. The obligation of the Sellers to sell and transfer the Interests and to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of all of the conditions precedent set forth in this Section 6.1. Sellers may waive any or all of these conditions, in whole or in part, without prior notice, in its sole and absolute discretion.

(a) All representations and warranties of Buyer contained in this Agreement or in any of the Buyer Documents shall be true and correct in all material respects as of the date hereof or thereof and as of the Closing Date;

(b) Buyer shall have performed and complied with, in all material respects, all covenants, obligations and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date;

(c) No injunction, order or decree of any Governmental Authority shall be in effect which restrains or prohibits the consummation of the transaction contemplated by this Agreement at the Closing;

(d) The Sellers shall have received the documents required to be delivered by Buyer pursuant to Section 5.3 hereof;

(e) Seller shall have received a valuation of the Buyer's shares of Series B preferred stock on a fully diluted basis as share of common stock of the Buyer, which valuation shall apply the Black-Scholes method of valuation and such valuation shall reflect at least an 80% discount from the average over the market price of the Buyer's shares of common stock on the Closing Date;

(f) The form and substance of all Buyer Documents shall be reasonably satisfactory to the Sellers; and

(g) Buyer shall have paid the Total Purchase Price to the Sellers in accordance with Section 1.2 hereof.

Section 6.2. Conditions Precedent to Obligations of Buyer. The obligation of Buyer to purchase the Interests and to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of all of the conditions precedent set forth in this Section 6.2. Buyer may waive any or all of these conditions, in whole or in part, without prior notice, in its sole and absolute discretion.

(a) All representations and warranties of the Sellers contained in this Agreement or in any of the Seller Documents shall be true and correct in all material respects as of the date hereof or thereof and as of the Closing Date;

(b) The Sellers shall have performed and complied with, in all material respects, all covenants, obligations and conditions required by this Agreement to be performed or complied with by the Sellers prior to or on the Closing Date;

(c) No injunction, order or decree of any Governmental Authority shall be in effect which restrains or prohibits the consummation of the transaction contemplated by this Agreement at the Closing;

(d) Buyer shall have received the documents required to be delivered by the Sellers pursuant to Section 5.2 hereof;

(e) The form and substance of all Seller Documents shall be reasonably satisfactory to Buyer; and

(f) The Sellers shall have conveyed the Interests to Buyer in accordance with this Agreement.

Section 6.3 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied if such failure was caused by such party's failure to use its commercially reasonable efforts to consummate the transactions contemplated herein or due to the failure of such party to perform any of its other obligations under this Agreement.

ARTICLE VII
CERTAIN TAX MATTERS

Section 7.1 Responsibility for Filing Tax Returns.

(a) Seller shall prepare and file, or cause to be prepared and filed, IRS Form 1065 (and analogous forms for state and local income tax purpose) of the Company for taxable periods ending on or before the Closing Date (the "Seller Returns"). Seller shall deliver (or cause to be delivered) the Seller Returns to Buyer for review and comment (other than any such Seller Returns filed for any period prior to 2020, which will not be subject to comment) not later than twenty (20) days prior to the due date of such Seller Returns. Seller shall discuss with Buyer all reasonable changes requested by Buyer at least five (5) days prior to the due date of the Seller Returns. Seller shall cause such Seller Returns to be filed on a timely basis, and Sellers shall pay (or cause to be paid) all taxes reflected on such Seller Returns.

(b) To the extent necessary, Buyer will prepare or cause to be prepared and file or cause to be filed all tax returns (other than Seller Returns) for the Company for all periods ending prior to or including the Closing Date the due date of which (including extensions) is after the Closing Date (the "Buyer Returns"). All such Buyer Returns will be prepared consistent with the past practice of the Company, except as otherwise required by applicable Law. At least fifteen (15) days prior to the date on which each such Buyer Return is filed, Buyer will submit such Buyer Return to Seller, and Seller will have the right to review and comment on such Buyer Returns. Buyer will discuss with Seller all reasonable changes requested by Seller at least five (5) days prior to the due date of such Buyer Returns.

(c) For the avoidance of doubt, the deductions attributable to transaction expenses, payment of indebtedness of the Company, and the amount of any other fee or expense payable by the Company arising from, incurred in connection with, or incident to, this Agreement or the transactions contemplated herein, will be allocated to the period ending on or before the Closing Date (the "Pre-Closing Period"). Seller shall be liable for and shall reimburse Buyer for the amount of tax reflected on the Buyer Returns attributable to the Pre-Closing Period. With respect to periods beginning before the Closing Date and ending after the Closing Date, the amount of taxes attributable to the Pre-Closing Period shall be determined on an interim closing of the books basis, except for ad valorem taxes, which shall be prorated on a daily basis.

Section 7.2 Transfer Taxes. All transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax and other similar taxes with

respect to the transactions contemplated by this Agreement (collectively, "Transfer Taxes"), and any penalties, interest or other additions with respect to the Transfer Taxes, shall be paid entirely by the Buyer. Any tax returns that must be filed in connection with Transfer Taxes will be prepared and filed by Buyer.

Section 7.3 **Filing and Amendment of Tax Returns**. Without the prior written consent of Seller (which consent will not be unreasonably withheld, conditioned or delayed), Buyer will not (i) except for tax returns that are filed pursuant to Section 7.1, file or amend or permit the Company to file or amend any tax return relating to a taxable period (or portion thereof) ending on or prior the Pre-Closing Period, (ii) with respect to tax returns filed pursuant to Section 7.1, after the date such tax returns are filed pursuant to Section 7.1, amend or permit the Company to amend any such tax return, (iii) extend or waive, or cause to be extended or waived, or permit the Company to extend or waive, any statute of limitations or other period for the assessment of any tax or deficiency related to any Pre-Closing Period, (iv) make or change any tax election or accounting method that has retroactive effect to any Pre-Closing Period of the Company or (v) initiate any communication with any Governmental Authority to voluntarily disclose any failure to pay any tax, failure to file any tax return or failure to otherwise comply with any Tax Laws with respect to any Pre-Closing Period.

Section 7.4 **Tax Contests**. Buyer will notify Seller within fifteen (15) days after receipt by Buyer of written notice of any pending federal, state, local or foreign tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to taxes or a tax return with respect to a Pre-Closing Tax Period ("Tax Contest"); provided, however, that Buyer's failure to provide timely notice shall not affect its right to receive indemnification, except to the extent that Seller's ability to conduct its defense is prejudiced thereby. Seller shall have the sole right to represent the interests of the Company and to employ counsel of its choice at the expense of Seller with respect to any such Tax Contest (including any such Tax Contest that is ongoing as of the time of the Closing); and Buyer will cause the Company to execute any powers of attorney necessary in order to allow Seller to control such contest and to settle any such Tax Contest; provided that Seller will not settle or otherwise dispose of any such Tax Contest without the prior written consent of Buyer, which consent will not be unreasonably withheld, delayed or conditioned. If Seller elects not to represent the interests of the Company with respect to such Tax Contest, Buyer will represent the interests of the Company. Seller will be permitted to participate in any Tax Contest controlled by Buyer and Buyer will not settle or otherwise dispose of any such Tax Contest without the prior written consent of Seller, which consent will not be unreasonably withheld, delayed or conditioned.

Section 7.5 **Tax Refunds**. Sellers shall be entitled to (a) any Tax refunds that are received by Buyer or the Company, and (b) any credits claimed in lieu of a cash tax refund, in each case, that relate to a Pre-Closing Period of the Company. Buyer will pay over to Seller any such refund within five (5) days after receipt of such refund or within five (5) days of filing of the tax return reflecting such credit. Buyer will request a refund (rather than a credit against future taxes) with respect to all Pre-Closing Periods and, at the request of Seller, will file any amended tax return to claim any such tax refund.

ARTICLE VIII
SURVIVAL; DISCLAIMER; INDEMNIFICATION

Section 8.1. Survival of Provisions; Cure Rights.

(a) All representations and warranties of Buyer and Seller contained in this Agreement or in any Buyer Documents or Seller Documents shall survive the Closing for a period of twelve (12) months from the Closing Date, subject to any shorter applicable statute of limitations. Any claim for indemnification hereunder for a breach of a representation or warranty may not be brought after the expiration of such applicable period. Any claim for indemnification in respect of a covenant or obligation of Buyer or Seller hereunder to be performed prior to the Closing may not be made after a twelve (12) month period following the Closing Date. The covenants and obligations under this Agreement to be performed after the Closing shall survive the Closing until fully performed.

(b) For all purposes under this Agreement, the existence or occurrence of any event or circumstance that constitutes or causes a breach of a representation or warranty of Seller or Buyer under this Agreement on the date such representation or warranty is made shall be deemed not to constitute a breach of such representation or warranty if such event or circumstance is cured in all material respects on or before the expiration of twenty (20) days from the receipt by such Party of written notice thereof from the other Party.

(c) It is the intention of the Parties that the survival periods set forth in this Section 8.1 are contractual statute of limitations and supersede the statute of limitation applicable to such representations and warranties or claim with respect thereof.

Section 8.2. Disclaimers and Waivers.

(a) Except for the representations and warranties specifically set forth in Section 3.1 and Section 3.2 hereof, the Interests are being conveyed by Seller to Buyer at the Closing without any representation or warranty, and all other representations and warranties of any kind, either express or implied, written or oral, are hereby expressly disclaimed.

(b) Each of the Sellers hereby waives, effective at the Closing, any and all Claims under or with respect to the operation or management of the Company.

Section 8.3. Indemnity.

(a) Subject to the limitations set forth in this Article VIII, Seller shall indemnify, defend and hold harmless Buyer and its shareholders, members, partners, directors, officers, managers, employees, agents and representatives (individually a "Buyer Indemnified Party" and, collectively, the "Buyer Indemnified Parties") from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, liabilities, penalties, fines, amounts paid in settlement, obligations, losses, costs, expenses and fees, including, without limitation, court costs and reasonable attorneys' fees and expenses (collectively "Losses") arising out of, resulting from, or in connection with any breach of any representation, warranty, covenant or obligation made by such Seller in this Agreement or in any Seller Documents or in connection with the transaction contemplated by this Agreement.

(b) Subject to the limitations set forth in this Article VIII, Buyer shall indemnify, defend and hold harmless each of the Sellers and their respective shareholders, members, partners, directors, officers, managers, employees, agents and representatives (individually a "Seller Indemnified Party" and, collectively, the "Seller Indemnified Parties") from and against any and all Losses arising out of, resulting from, or in connection with any breach of any representation, warranty, covenant or obligation made by Buyer in this Agreement or in any Buyer Documents or in connection with the transaction contemplated by this Agreement.

(c) A Party seeking indemnification pursuant to this Section 8.3 (an "Indemnified Party") shall give written notice to the Party from whom such indemnification is sought (the "Indemnifying Party") of the assertion or commencement of any Claim, in respect of which indemnity may be sought pursuant to this Section 8.3 and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any Liability hereunder (except to the extent that the Indemnifying Party may have suffered actual prejudice thereby). Any survival period limitation specified in Section 8.1 hereof shall not apply to a Claim which has been the subject of notice from the Indemnified Party to the Indemnifying Party given prior to the expiration of such period. The Indemnified Party shall have the burden of proof in establishing the amount of its Losses.

(d) In the event of the initiation of any action, suit or proceeding against the Indemnified Party by a Person other than the Parties, the Indemnifying Party shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses sought to be indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such action, suit or proceeding with counsel of its choice and at its expense. The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. To the extent that the Indemnifying Party elects not to defend such Claim, and the Indemnified Party defends against or otherwise deals with any such Claim, the Indemnified Party may retain counsel, reasonably acceptable to the Indemnifying Party, and control the defense of such proceeding. Neither the Indemnifying Party nor the Indemnified Party may settle any Claim to the extent that such settlement obligates the other Party to pay money, to perform obligations or to admit Liability without the consent of such other Party, such consent not to be unreasonably withheld.

Section 8.4. Limitations on Indemnification.

(a) Notwithstanding any provision in this Agreement to the contrary, after the Closing the indemnification provided in Section 8.3 hereof shall constitute the sole and exclusive remedy of a Party for the matters described in Section 8.3 and such Party waives all other remedies on account of such matters.

(b) After the Closing, the Buyer Indemnified Parties shall not be entitled to recover under Section 8.3 for any Losses arising from or relating to a breach of representations and warranties unless such Losses arising from such breach exceed $15,000 (the "Minimum Threshold") (it being understood and agreed that if a common or similar set of occurrences, events or sets of facts results in Losses, such Losses shall be aggregated for purposes of determining if the Minimum Threshold has been satisfied) and unless the aggregate Losses for all such breaches

exceed $150,000 (the "Deductible") (at which point Buyer Indemnified Parties shall be entitled to indemnification from and against all such Losses exceeding the Deductible), and Buyer Indemnified Party shall not be entitled to recover under Section 8.3 for any Losses arising from or relating to a breach of representations and warranties set forth in Article III more than One Million Two-Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) (the "Cap") for Losses arising from or relating to such breaches, except, in the case of each of the Minimum Threshold, the Deductible and the Cap, to the extent that any such Loss arises from or relates to an action or inaction that constitutes fraud or willful or intentional misrepresentation. In the event that Losses for which indemnification is otherwise available under Section 8.3 shall be covered by insurance policies then in place, Buyer Indemnified Parties shall look first to the proceeds of such insurance policies, and the Seller's indemnification obligations shall be reduced by an amount equal to such proceeds actually paid out.

Section 8.5 **Acknowledgement by Buyer**. Buyer acknowledges and agrees that: (a) Buyer has conducted to its satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and has been afforded satisfactory access to the books and records, facilities and personnel of the Company for purposes of conducting such investigation and verification, including, having an opportunity to discuss the business with management of the Company and ask questions of and receive answers from management of the Company; (b) the representations set forth in Section 3.1 and Section 3.2 hereof constitute the sole and exclusive representations and warranties of the Company and Lux Members, respectively, in connection with the transactions contemplated herein; (c) except for the representations set forth in Section 3.1 and Section 3.2 hereof, none of the Company, Lux Members or any other Person makes, or has made, any other express or implied representation, warranty or statement with respect to the Company or the transactions contemplated herein and all other representations, warranties and statements of any kind or nature expressed or implied are, in each case, specifically disclaimed by the Company and the Lux Members, (including any alleged representations, warranties or statements (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to Buyer in certain "data rooms," management presentations or in any other form, whether written or oral, in expectation of the transactions contemplated herein, including meetings, calls or correspondence with management of the Company, or (ii) relating to the future, current or historical business, condition (financial or otherwise), results of operations, prospects, contracts, assets or liabilities of the Company, or the quality, quantity or condition of the Company's assets); and (d) Buyer is not relying on any representations, warranties and statements in connection with the transactions contemplated herein except the representations set forth in Section 3.1 and Section 3.2 hereof. In connection with Buyer's investigation of the Company, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information. Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, including uncertainties relating to the effects of the coronavirus disease (COVID-19), that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Without limiting the foregoing provisions of this Section 8.5, Buyer hereby acknowledges and agrees that

none of the Company, Lux Members, any other Person is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that Buyer has not relied on any such estimates, projections or other forecasts or plans. Buyer further acknowledges and agrees that from and after the Closing (i) none of the Company, Lux Members, or any other Person will have or be subject to any Liability to Buyer or any other Person resulting from the distribution to Buyer or any use of, any such estimates, projections or forecasts or any other information, document or material provided to or made available to Buyer in certain "data rooms," management presentations or in any other form in expectation of the transactions contemplated herein, (ii) Buyer has not relied on any such information, document or material and (iii) Buyer shall not assert, institute or maintain any action, suit, claim, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal or equitable theory under which such Liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 8.5. Seller shall have the right to enforce this Section 8.5 on behalf of any Person that would be benefitted or protected by this Section 8.5 if such Person were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable.

ARTICLE IX
TERMINATION

Section 9.1. Right of Termination. Neither of Seller nor Buyer shall have the right to terminate this Agreement except as expressly provided below:

(a) Either Party may terminate this Agreement, provided that such Party is not then in material breach of any of its representations, warranties, covenants or obligations set forth herein, by giving written notice to the other Party at any time prior to the Closing in the event that such other Party is in material breach of any of its representations, warranties, covenants or obligations set forth herein and such breach remains uncured for a period of twenty (20) days after notice of breach is received by the breaching Party from the Party terminating this Agreement.

(b) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing.

Section 9.2. Sole and Exclusive Remedy. Notwithstanding any provision in this Agreement to the contrary, and for the avoidance of doubt, the exercise by any Party of any right of termination under this Article IX shall constitute the sole and exclusive remedy of such Party for the matters giving rise to such right of termination and such Party waives all other remedies on account of such matters.

Section 9.3. Survival Following Termination. Notwithstanding anything to the contrary contained herein, the provisions of Articles VIII through X, inclusive, and Section 4.9 shall survive the termination of this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.1. Notices. All notices, requests, consents, demands and other communications required or permitted to be given under this Agreement (collectively, "Notices") shall be in writing, and be sent by certified or registered mail (return receipt requested), reputable overnight courier service, hand or confirmed facsimile. Notices shall be deemed to have been properly given and made five (5) Business Days after having been sent by mail, two (2) Business Days after having been sent by courier service, and one (1) Business Day after having been sent by hand or facsimile, in each case in compliance with this Section 10.1. Notices shall be addressed to the intended recipient at its address set forth below or to such other address as the intended recipient designates in writing to the other Parties:

If to Company:

Lux Solutions, LLC
5012 Cross Ridge Ct.
Woodstock, GA, 30188
Attn: David A. Kemp
Telephone: (800) 279-8805
E-mail: david@luxsolutions.com

With copy to:

Townsend & Lockett, LLC
1100 Peachtree Street NE
Suite 950
Atlanta, Georgia 30309
Attn: Christopher E. Gilmore, Esq.
Telephone: (404) 870-8505
E-mail: Chris.Gilmore@TownsendLockett.Com

If to Sellers:

David A. Kemp
5012 Cross Ridge Ct.
Woodstock, GA 30188
Attn: David A. Kemp
Telephone: 404-234-9348
E-mail: david@luxsolutions.com

And

JohnDavid Thompson
2400 Riverstone Blvd
PO Box 4922

Canton, GA 30114
Attn: JohnDavid Thompson
Telephone: 818.934.2480
E-mail: johndavid@luxsolutions.com

With copy to:

Townsend & Lockett, LLC
1100 Peachtree Street NE
Suite 950
Atlanta, Georgia 30309
Attn: Christopher E. Gilmore, Esq.
Telephone: (404) 870-8505
E-mail: Chris.Gilmore@TownsendLockett.Com

If to Buyer:

FOMO Corp.
1 E Erie St, Ste 525 Unit #2250
Chicago, IL 60611
Attn: Vikram Grover
Telephone: (212) 731-4806
E-mail: vik.grover@fomoworldwide.com

With copy to:

New Venture Attorneys, P.C.
101 Church Street
Suite 22
Los Gatos, California 95030
Attn: Tomer Tal, Esq.
Telephone: 408.560.9606
E-mail: tomer@newventureattorneys.com

Section 10.2 **[Intentionally Omitted]**.

Section 10.3 **Fees and Expenses**. Except as otherwise expressly provided herein, whether or not the transactions contemplated herein are consummated, all fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby will be paid by the party incurring or required to incur such fees or expenses including all fees and expenses of its attorney and representatives. For the avoidance of doubt, Sellers shall be solely responsible for all such costs and expenses incurred by the Company prior to the Closing.

Section 10.4. **Modification of Agreement**. No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless the same is in writing, duly authorized,

and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is or may be sought.

Section 10.5. **Successors and Assigns**. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto, and their heirs, executors, and administrators. Except as otherwise permitted herein, the rights granted in this Agreement are personal to each Party and this Agreement is non-assignable and any attempt to assign this Agreement without the prior written consent of any other Party shall not be valid, binding or enforceable or relieve any Party hereto of its obligations or liabilities hereunder. Any assignment contrary to this Agreement shall be void, the assignee shall acquire no rights herein and the other Parties shall not recognize any such assignment.

Section 10.6 **Section Headings**. The section headings are for the convenience of the Parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the Parties.

Section 10.7. **Drafting Ambiguities; Interpretation**. In interpreting any provision of this Agreement, no weight shall be given to, nor shall any construction or interpretation be influenced by, the fact that counsel for one Party drafted this Agreement, each Party acknowledging that it and its counsel have had an opportunity to review this Agreement and have contributed to the final form of same.

Section 10.8. **Severability**. The terms and provisions of this Agreement shall be deemed severable. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law to ensure that the transactions contemplated herein are fulfilled to the extent possible.

Section 10.9. **Governing Law**. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without regard to conflict of Laws principles thereunder and no defense given or allowed by the Laws of any other state shall be interposed in any action or proceeding hereon unless such defense is also given or allowed by the laws of the State of Georgia. Seller may bring any action or proceeding to enforce or arising out of this Agreement in any court of competent jurisdiction. Buyer hereby agrees that it (i) will submit to the personal jurisdiction of such courts and will not attempt to have such action dismissed, abated or transferred on the ground of forum non conveniens, and in furtherance of such agreement, Buyer further hereby agrees and consents that personal jurisdiction over it in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the Northern District of Georgia and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon Buyer pursuant to the notice section set forth in this Agreement. Any action or proceeding brought by Buyer arising out of this Agreement shall be brought solely in a court of competent jurisdiction located in the State of Georgia. Buyer hereby waives any right to seek removal of any action or proceeding.

Section 10.10 **Specific Enforcement**. The Parties agree that irreparable damage may occur for which monetary damages may not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Parties agree that, prior to valid termination of this Agreement pursuant to Article IX, Buyer and Seller shall be entitled to seek specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. Prior to the Closing, to the extent any Party hereto brings any action, claim, complaint or other proceeding, in each case, before any Governmental Authority to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Closing Date will automatically be extended by (i) the amount of time during which such action, claim, complaint or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint or other proceeding.

Section 10.11 **WAIVER OF JURY TRIAL**. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, CLAIM, INVESTIGATION OR OTHER PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) CERTIFIES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) CERTIFIES THAT IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.11.

Section 10.11. **Further Assurances**. From time to time prior to, at, and after the Closing, each Party shall execute and deliver all such documents and instruments and take all such actions as the other Party, being advised by counsel, shall reasonably request for the purpose of carrying out and effectuating the intent and purpose of this Agreement and the transaction contemplated hereby, including, without limitation, the execution and delivery of any and all confirmatory and other instruments, in addition to those to be delivered at the Closing, and any and all actions which may reasonably be necessary to effect the transaction contemplated hereby.

Section 10.12. **Definitions**. All defined terms used herein shall have the meanings ascribed to them as set forth in Schedule I attached hereto.

Section 10.13. **Entire Agreement**. This Agreement contains and constitutes the entire agreement of or among the Parties with respect to the subject matter of this Agreement, and supersedes all other prior or contemporaneous understandings, communications, commitments, undertakings, representations and agreements, oral or written, expressed or implied, of or among the Parties with respect to the subject matter of this Agreement.

Section 10.14 **Counterparts**. This Agreement may be executed in any number of counterparts and such counterparts may be exchanged by means of electronic mail or facsimile transmission, and each of such counterparts shall be deemed an original but all of them together shall constitute one and the same instrument. In the event that counterparts of this Agreement are executed and exchanged by electronic mail or facsimile transmission, the Parties shall endeavor to exchange original executed counterparts of this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Limited Liability Company Interest Purchase Agreement to be duly executed and delivered by their duly authorized representatives as of the date first written above.

BUYER
FOMO CORP.

By: Vikram Grover
Vikram Grover (Apr 14, 2021 13:59 CDT)
Name: Vikram Grover
Title: Chief Executive Officer

COMPANY
Lux Solutions, LLC

By: David A. Kemp
Name: David A. Kemp
Title: Member

SELLERS

David A. Kemp
David A. Kemp

JohnDavid Thompson
JohnDavid Thompson (Apr 14, 2021 14:11 EDT)
JohnDavid Thompson

SCHEDULE I

DEFINITIONS

"Agreement" has the meaning given in the Recitals.

"Balance Sheet" has the meaning as set forth in Section 3.2 hereof.

"Business Day" means a day except a Saturday, a Sunday or other day on which the banks in Atlanta, Georgia are authorized or required by Law to be closed.

"Buyer Closing Certificate" has the meaning as set forth in Section 5.3 hereof.

"Buyer Documents" has the meaning as set forth in Section 3.3 hereof.

"Buyer Indemnified Party" has the meaning as set forth in Section 8.3 hereof.

"Buyer Returns" has the meaning as set forth in Section 7.1 hereof.

"Buyer" has the meaning given in the Recitals.

"Claim" has the meaning as set forth in Section 3.1 hereof.

"Closing Date" has the meaning as set forth in Section 5.1 hereof.

"Closing" has the meaning as set forth in Section 5.1 hereof.

"Company" has the meaning given in the Recitals.

"Consultant Agreements" has the meaning as set forth in Section 4.4 hereof.

"Earn-Out Amount" has the meaning as set forth in Section 2.3 hereof.

"Earn-Out Baseline" has the meaning as set forth in Section 2.1 hereof.

"Earn-Out Period" has the meaning as set forth in Section 2.2 hereof.

"Earn-Out Report" has the meaning as set forth in Section 2.4 hereof.

"Existing Agreements" has the meaning as set forth in Section 3.2 hereof.

"GAAP" means generally accepted accounting principles in the United States.

"Governmental Authority" means any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other legislative, executive or judicial governmental instrumentality.

"Gross Sales" means the total direct and indirect sales of SGE, no matter how they are paid.

"Indemnified Party" has the meaning as set forth in Section 8.3 hereof.

"Interest Assignment" has the meaning as set forth in Section 5.2 hereof.

"Interest" has the meaning given in the Recitals.

"Kemp" has the meaning given in the Recitals.

"Law" means any federal, state, local or foreign law, ordinance, common law, statute, code, regulation, standard, rule or treaty enacted, issued or promulgated by any Governmental Authority.

"Liability" means any debt, liability or obligation (whether known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

"Losses" has the meaning as set forth in Section 8.3 hereof.

"Lux" has the meaning given in the Recitals.

"Lux Members" has the meaning given in the Recitals.

"Net Debt" means the amount required to repay in full the outstanding indebtedness for borrowed money from the Company's line of credit and credit card with JPMorgan Chase Bank, N.A. minus the cash and cash equivalents on hand in bank accounts.

"Non-Solar Sales" means any and all sales, revenues, incomes, proceeds, gains, earnings, profits and returns of SGE that are not Solar Sales.

"Note" has the meaning as set forth in Section 1.2 hereof.

"Notices" has the meaning as set forth in Section 10.1 hereof.

"Organizational Documents" means the organizational documents of a non-natural Person, including, as applicable, the charter, or certificate of incorporation, bylaws, articles of organization or certificate of formation, operating agreement, trust agreement or similar governing documents, as amended.

"Party" has the meaning given in the Recitals.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

"Power Purchase Agreement" means any and all agreements or contracts for the installation of solar panels and production and purchase of energy resulting therefrom.

"PPA Sales" means any and all the gross revenues and sales resulting from any and all Power Purchase Agreements to which SGE is a party.

"PPP Loan" means any loan under Paycheck Protection Program of the U.S. Small Business Administration, which in the case of the Company means that certain loan evidenced by that certain U.S. Small Business Administration Note, dated as of April 20, 2020 from JPMorgan Chase Bank, N.A. in the original principal amount of $588,785.

"PPP Loan Balance Amount" means the amount outstanding under the PPP Loan on the Closing Date.

"PPP Loan Escrow Account" has the meaning set forth in Section 2.6(a).

"PPP Loan Escrow Agreement" has the meaning set forth in Section 2.6(a).

"PPP Loan Forgiveness Amount" shall mean the actual amount of any PPP Loan forgiven by the U.S. Small Business Administration following completion of the PPP Loan review.

"Pre-Closing Period" has the meaning as set forth in Section 7.1 hereof.

"Seller Closing Certificate" has the meaning as set forth in Section 5.2 hereof.

"Seller Documents" has the meaning as set forth in Section 3.1 hereof.

"Seller Indemnified Party" has the meaning as set forth in Section 8.3 hereof.

"Seller Returns" has the meaning as set forth in Section 7.1 hereof.

"Seller" has the meaning given in the Recitals.

"SGE" has the meaning given in the Recitals; provided however, in the event the Buyer has not formed SGE and contributed Lux and LED, SGE as used herein shall mean the Buyer with respect to the operations of Lux and LED.

"Solar Sales" means PPA Sales and any and all other sales, revenues, incomes, proceeds, gains, earnings, profits and returns of SGE related to or otherwise resulting from the construction, installation, removal, connection, transfer, generation, supply, leasing, trading or sale of any and all solar energy and solar energy system installation and energy efficiency retrofits, including without limitation, solar lighting, water, heating, battery, transportation and ventilation systems, and any and all solar related products and services.

"Tax" or "Taxes" means all federal, state, local or foreign taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value-added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and other taxes of any kind whatsoever, and all interest, penalties, fines or additions to tax imposed by any Governmental Authority in connection with any of the foregoing.

"Tax Contest" has the meaning as set forth in Section 7.4 hereof.

"Thompson" has the meaning given in the Recitals.

"Total Purchase Price" has the meaning as set forth in Section 1.2 hereof.

"Total Sales" means, collectively, all Non-Solar Sales and Solar Sales.

"Transfer Taxes" has the meaning as set forth in Section 7.2 hereof.

SCHEDULE II

LIST OF EXISTING AGREEMENTS

SCHEDULE III

COMPANY BALANCE SHEET

EXHIBIT A

FORM OF NOTE

<u>EXHIBIT B</u>

FORM OF ASSIGNMENT AND ASSUMPTION OF LIMITED LIABILITY COMPANY INTEREST

EXHIBIT C

FORM OF SELLER'S CLOSING CERTIFICATE

<u>EXHIBIT D</u>

FORM OF BUYER'S CLOSING CERTIFICATE

EXHIBIT E

FORM OF CONSULTING AGREEMENT

FOMO - Purchase and Sale Agreement (Lux) EXECUTION VERSION

Final Audit Report 2021-04-14

Created:	2021-04-14
By:	Diriki Geuka (diriki.geuka@townsendlockett.com)
Status:	Signed
Transaction ID:	CBJCHBCAABAA1hjNNgyLS6rTQsPtmX6jGPE_L1KjXMMz

"FOMO - Purchase and Sale Agreement (Lux) EXECUTION VE RSION" History

Document created by Diriki Geuka (diriki.geuka@townsendlockett.com)
2021-04-14 - 6:06:30 PM GMT- IP address: 38.104.182.26

Document emailed to JohnDavid Thompson (johndavid@luxsolutions.com) for signature
2021-04-14 - 6:09:38 PM GMT

Email viewed by JohnDavid Thompson (johndavid@luxsolutions.com)
2021-04-14 - 6:10:48 PM GMT- IP address: 92.119.17.210

Document e-signed by JohnDavid Thompson (johndavid@luxsolutions.com)
Signature Date: 2021-04-14 - 6:11:19 PM GMT - Time Source: server- IP address: 92.119.17.210

Document emailed to David Kemp (david@luxsolutions.com) for signature
2021-04-14 - 6:11:22 PM GMT

Email viewed by David Kemp (david@luxsolutions.com)
2021-04-14 - 6:39:53 PM GMT- IP address: 73.7.27.211

Document e-signed by David Kemp (david@luxsolutions.com)
Signature Date: 2021-04-14 - 6:40:42 PM GMT - Time Source: server- IP address: 73.7.27.211

Document emailed to Vikram Grover (vik.grover@fomoworldwide.com) for signature
2021-04-14 - 6:40:45 PM GMT

Email viewed by Vikram Grover (vik.grover@fomoworldwide.com)
2021-04-14 - 6:56:55 PM GMT- IP address: 98.193.83.228

Document e-signed by Vikram Grover (vik.grover@fomoworldwide.com)
Signature Date: 2021-04-14 - 6:59:20 PM GMT - Time Source: server- IP address: 98.193.83.228

Agreement completed.

2021-04-14 - 6:59:20 PM GMT